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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12b-25

                                                Commission File Number   0-22356
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                          NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [ X ] Form 10-Q [ ] Form N-SAR
For Period Ended:    March 31, 1999
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[  ]  Transition Report on Form 10-K    [  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form 20-K    [  ]  Transition Report on Form N-SAR
[  ]  Transition Report on Form 11-K
For the Transition Period ended:
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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                        PART I.  REGISTRANT INFORMATION

Full name of registrant             Friedman's Inc.
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Former name if applicable
                                    N/A
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Address of principal executive office (Street and number)
       4 West State Street
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City, State and Zip Code:    Savannah, Georgia 31401
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                        PART II.  RULE 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]  (c)  The accountant's statement or other exhibit required by Rule 12b-
       25(c) has been attached if applicable.